Exhibit (v)

Slide 1: Extraordinary General Meeting of Shareholders Nijkerk, The Netherlands
         August 18, 2000

Slide 2: Agenda
                  - Adoption of the Annual Accounts for the year ended December 31, 1999 and Discharge of the Managing and Supervisory Boards

                  -        Appointment of new members of the Managing Board

                  -        Appointment of new members of the Supervisory Board

                  - Approval of the "Asset Purchase Agreement and Offer Amendment" dated July 26, 2000 between the Company and Baan Software B.V. on the one hand and Invensys Holdings Limited and Invensys Plc. on the other hand

                  - Amending the Company's Articles of Association to change the financial year of the Company from the calendar year to a financial year from September 1 through August 31

Slide 3: First Item of Business

         Adoption of the Annual Accounts for the year ended December 31, 1999 and Discharge of the Managing and Supervisory Boards

Slide 4: Annual Report
         Income Statement
         $ millions
                                                 1999         1998

     License Revenue                             193          336
     Maintenance and Service Revenue             426          400
                                                ----         ----
        Total revenues                           619          736

     Capitalized software write-downs             43           10
     Non-recurring charges                        35          145
     Other cost of revenues and expenses         842          913
                                                ----         ----
        (Loss) from operations                  (301)        (332)

     Other expense, net                           (8)          (9)
     Benefit from income taxes                     -           20
                                                ----         ----
        Net (Loss)                              (309)        (315)
        (Loss) per diluted share               (1.43)       (1.59)

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Slide 5: Annual Report
         Balance Sheet Summary
         $ millions
                                                 1999         1998

     Cash and marketable securities               197          207
     Accounts receivable                          159          252
     Total assets                                 603          823
     Deferred revenue                             151          166
     Long-term debt                               189          191
     Equity (deficit)                              (8)         157

Slide 6: Annual Report
         Cash Flows
         $ millions
                                                 1999         1998

     Cash and marketable securities,              207          111
        at beginning of year
     Cash provided (used) from:
        Operating activities                     (140)         (41)
        Investing activities                      (28)          29
        Financing activiites                      159          113
        Foreign exchange effect                    (1)          (5)
                                                 ----         ----
     Cash and marketable securities,              197          207
        at end of period

Slide 7: Annual Report
         Significant Disclosures
         -        Subsequent Events
         -        Going Concern Emphasis

Slide 8: Annual Report
         Subsequent Events:  Year-End Adjustments
         - Primarily revenue reductions of approximately $16 million (2.5% of total revenues) due principally to the non-payment of certain 1999 accounts receivables during the first half of 2000

Slide 9: Annual Report
         Subsequent Events:  Financial Transactions
         - Converted $50 million of convertible notes; remaining balance of $139 million

         - Sold investment in Meta4 generating cash of $40 million and realized gain of $21 million

         - Sold Coda business unit for $49 million resulting in gain of $31 million

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         -        Entered into Bear Stearns 150 million Euro equity line

Slide 10: Annual Report
         Subsequent Events:  Invensys Offer
         -        Cash tender offer of 2.85 Euro per share or 760 million Euros

         - Unanimously approved by the Company's Management and Supervisory Boards

         -        Approved by Company's Works Council

Slide 11: Annual Report
         Going-Concern Emphasis:  "Significant Uncertainty"
         - Significant losses in 1999 and 1998 of ($310M) and ($315M), respectively

         -        8 successive quarters of operational losses

         - Negative equity position potentially resulting in AEX "special listing"

         -        Shares will likely trade under $1

Slide 12: Annual Report
         Going-Concern Emphasis: "Significant Uncertainty"
         -        Fundamental restructuring required cutting business in half

         -        Financing required with negative terms likely

         -        Accelerated loss of key remaining talent

         -        Challenging climate to close transactions

Slide 13: Resolution One
         Adoption of the 1999 Annual Accounts and Discharge of the Managing and Supervisory Boards

Slide 14: Second Item of Business
         Appointment of new members of the Board of Managing Directors

Slide 15: Nominees
         - Bruce Henderson (Chairman of the Management Board): CEO of new Invensys Software & Systems Division

         - Laurens van der Tang (President of the Management Board) 14 year Baan veteran, most recently Executive VP R&D

         -        Hans Wortmann (Sr. VP Research & Development)

         -        David Wyman (CFO, Invensys Software & Systems Division)

         -        Justin Besley (Treasurer)

         -        Tim Voak (Tax Director)

Slide 16: Resolution Two

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                  Election of the nominees to the Management Board

Slide 17: Third Item of Business
         Appointment of new members of the Supervisory Board

Slide 18: Nominees
         -        Kathleen O'Donovan - CFO, Invensys Plc.

         -        Jim Mueller - COO, Invensys, Plc.

         - Jim Bays - Sr. VP, General Counsel and Chief Legal Officer, Invensys Plc.

         - John Saunders - Sr. VP and Director Corporate Strategy and Development, Invensys Plc.

         - Robert Goudie - Sr. VP, General Counsel and Secretary to the Board, Baan Company

                  Upon appointment, the nominees will join current Chairman of the Board Pierre Everaert

Slide 19: Resolution Three
         Election of the nominees to the Supervisory Board

Slide 20: Fourth Item of Business
         Approval of the "Asset Purchase Agreement" dated July 26, 2000 between the Company and Baan Software B.V. on the one hand and Invensys Holdings Limited and Invensys Plc. on the other hand

Slide 21: Summary of Elements
         - Will transfer all assets and liabilities of the Company to Invensys for a sum equal to Euro 2.85 per share

         - Within 12 months following transfer, Baan Company N.V. will be liquidated and Euro 2.85 per share will be distributed to shareholders

         - Agreement necessary because 95% tender threshold not reached and Invensys insisted on full control of the assets as a condition to closing

         - In the opinion of Supervisory and Management Boards, Invensys transaction best available alternative for Baan

         - Lazard Freres updated its fairness opinion that Euro 2.85 per share remains fair from a financial point of view for shareholders

Slide 22: Resolution Four
         Approval of the Asset Purchase Agreement

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Slide 23: Fifth Item of Business
         Amending the Company's Articles of Association to change the financial year of the Company from the calendar year to a financial year from September 1 through August 31

Slide 24: Summary
         - Invensys' purchase of Baan's assets will result in taxable income for Baan Company

         - Fiscal unity between Company and its subsidiaries broken as of first day of current financial year

         - If fiscal unity broken, tax losses accrued in subsidiaries unavailable to offset taxable income of Baan Company

         - Having fiscal year end before closing of Asset Purchase Agreement will allow tax losses of Company subsidiaries to be available to offset taxable income

Slide 25: Resolution Five
         Approving the change of the Company's Fiscal Year

Slide 26: Extraordinary General Meeting of Shareholders
         Nijkerk, The Netherlands
         August 18, 2000

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